Exhibit 99.1

Media Contact:

Kelley Fowler, Senior Vice President

Marketing & Public Relations Director

Kelley.fowler@smartbank.com

FOR IMMEDIATE RELEASE

March 27, 2025

Shomaker appointed to smartFINANCIAL board of directors

AUBURN, Ala. – KNOXVILLE, Tenn. – SmartBank, a subsidiary of SmartFinancial, Inc., proudly announces the appointment of Kelli Shomaker, a highly accomplished financial executive, to its board of directors, effective immediately.

Shomaker brings an exceptional legacy of more than 29 years of dedicated service within the realms of higher education and financial stewardship. Shomaker currently serves as Senior Vice President for Business and Administration and Chief Financial Officer at Auburn University, a prominent Southern institution with enrollment of over 30,000 students. Shomaker has consistently demonstrated an unparalleled ability to drive financial excellence and strategic growth. Her impressive career trajectory includes impactful roles at Texas A&M University, U.S. Global Investors, Inc., and PricewaterhouseCoopers, showcasing a breadth of expertise that will be invaluable to SmartBank. Shomaker holds a Bachelor of Business Administration in Accounting from Texas A&M University and a Master of Education in Higher Education Administration from Auburn University.

"We are thrilled to welcome Kelli Shomaker to our board of directors, “said Billy Carroll, President and CEO of SmartBank. “Her exceptional financial acumen, coupled with her proven leadership capabilities, will be pivotal in driving our growth initiatives and strengthening the capabilities of our board.”

“Kelli’s extensive background in finance and her demonstrated leadership are a tremendous asset to our organization,” said Miller Welborn, Chairman of the Board. “We are eager to see the positive impact she will bring to SmartBank.”

Beyond her professional achievements, Shomaker is deeply committed to community enrichment with an unwavering dedication to civic service. She actively serves on the boards of the Retirement System of Alabama, the Alabama Public Education Employees Health Insurance Plan, the Treasury Institute of Higher Education, the Lee County Boys & Girls Club, and the NABUCO Treasury and Investment Advisory Committee. Further, she serves as President of the Dudley Foundation, supporting and benefiting the educational pursuits and activities of Auburn University.

“Joining SmartBank’s Board of Directors is a truly exciting opportunity,” said Shomaker. “Being part of organizations that prioritize innovation, community impact and growth is something I value greatly, and I look forward to contributing to SmartBank’s bright future.”

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 About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank.  Founded in 2007, SmartBank is a full-service commercial bank, with branches across Tennessee, Alabama and Florida. Recruiting the best people, delivering exceptional client service, strategic branching and acquisitions, and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.